Exhibit 10.4.3

[DATE]

[NAME AND ADDRESS]

Re: Transaction Incentive Award

Dear [EMPLOYEE NAME]:
As you know, Ditech Holding Corporation (the “Company”) has recently announced that it is in the process of evaluating strategic alternatives to enhance stockholder value. Among these alternatives is a possible sale or business combination involving the Company. In connection with this evaluation, the Company has adopted a Transaction Incentive Award Program to retain and incentivize key employees involved in the evaluation process to achieve a result that is in the best interest of the Company and its stockholders. You have been selected to participate in Transaction Incentive Award Program in recognition of your continuing key role with the Company and the importance of your continued service through the consummation of a possible sale or business combination involving the Company. The terms and conditions of your Transaction Incentive Award are set forth in this letter agreement.
Transaction Incentive Award
Transaction Incentive Award Amount: $[●] (less applicable withholdings).
Installment Payments: 50% of the Transaction Incentive Award amount on the closing of a Change of Control
50% of the Transaction Incentive Award amount on the date that is 6 months after the closing of a Change of Control
Payment Condition: You remain employed until each installment payment date, subject to the exceptions below
Termination of Employment
If you voluntarily terminate your employment, or if your employment is terminated by the Company for Cause, you will forfeit any then unpaid installment of the Transaction Incentive Award.

Following the announcement of a Change of Control, if your employment is terminated by the Company without Cause, or if applicable under your employment agreement or offer letter, by you for “good reason” or similar standard, or upon your Disability or death, you will receive full payment of any unpaid installment of the Transaction Incentive Award within 30 days of the date of such termination.

Definitions
“Cause” shall have the meaning ascribed to such term in your employment agreement or offer letter with the Company as in effect on the date hereof, or if you are not subject to an employment agreement or offer letter or “Cause” is not defined therein, then “Cause” shall have the meaning ascribed to such term in the Ditech Holding Corporation 2018 Equity Incentive Plan as in effect on the date hereof.
“Change of Control” shall have the meaning ascribed to such term in the Ditech Holding Corporation 2018 Equity Incentive Plan as in effect on the date hereof, or such other strategic transaction as approved by the Board of Directors of the Company in its sole discretion.
“Disability” shall have the meaning ascribed to such term in your employment agreement or offer letter with the Company as in effect on the date hereof, or if you are not subject to an employment agreement or offer letter or “Disability” is not defined therein, then “Disability” shall have the meaning ascribed to such term in the Ditech Holding Corporation 2018 Equity Incentive Plan as in effect on the date hereof.
Confidentiality
The contents of this letter agreement are highly confidential. You may not disclose the contents of this letter agreement other than to your immediate family, subject to each such family member’s obligation to maintain the confidentiality of this letter agreement. The breach of the confidentiality of this letter agreement may render the letter agreement null and void and result in the forfeiture of any Transaction Incentive Award to which you would otherwise become entitled.
Other Terms and Conditions
This letter agreement constitutes the entire agreement between you and the Company relating to the Transaction Incentive Award, and supersedes any prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any such bonus. This letter agreement may only be amended or modified by the parties in writing, signed by the parties hereto.
This letter agreement does not guarantee your continued employment with the Company or the terms and conditions of your employment. Your employment with the Company is at-will and may be terminated at any time for any reason or no reason.

Any Transaction Incentive Award payable under this letter agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and shall be construed and administered in accordance with Section 409A. Notwithstanding the foregoing, no particular tax result with respect to any income recognized in connection with this letter agreement is guaranteed.
This letter agreement will be governed by and construed in accordance with the laws of the State of Pennsylvania, without regard to conflicts of laws principles thereof.
We thank you for your continued service and dedication to the Company.

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Please sign and date this letter agreement and return the signed copy of this letter agreement to Liz Monahan, elizabeth.monahan@ditech.com, no later than August 3, 2018, to confirm your receipt, understanding and agreement with the terms of this letter agreement.

Very truly yours, On behalf of Ditech Holding Corporation
_________________________________ Elizabeth Monahan Chief Human Resources Officer _________________________________ Date

I confirm my receipt, understanding and agreement with the terms of this letter agreement.

_________________________________ [EMPLOYEE NAME] _________________________________
Date

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